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Exhibit 26(d)(ii)

Long-Term Care Accelerated Death

Benefit Rider (LTCR01 1005)

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Transamerica Life Insurance Company

A Stock Company

Home Office located at: Cedar Rapids, Iowa

Administrative Office located at: 4333 Edgewood Road N.E., Cedar Rapids, Iowa 52499

(Hereafter called the Company, we, our or us) (319) 398-8511

LONG-TERM CARE ACCELERATED DEATH BENEFIT RIDER

Federal Income Tax Treatment of this Rider - Long term care insurance was granted favorable federal income tax treatment in the Health Insurance Portability and Accountability Act of 1996. Contracts meeting certain criteria outlined in this Act are eligible for this treatment. To the best of our knowledge, we have designed this Rider to meet the requirements of this law. This Rider is intended to be a qualified long term care insurance contract under the Internal Revenue Code section 7702B (b). The benefits provided by the Rider are intended to be excludable from federal gross income under sections 7702B and 101 (g), as may be amended from time to time. If, in the future, it is determined that this Rider does not meet these requirements, we will make reasonable efforts to amend the Rider if we are required to do so in order to comply. We will offer You an opportunity to receive these amendments. If You have any questions concerning the tax implications of this Rider, You should consult with an attorney or qualified tax advisor.

DEATH BENEFITS, SPECIFIED AMOUNTS, POLICY VALUES, GUARANTEED MINIMUM DEATH BENEFITS, SURRENDER CHARGES AND ANY INDEBTEDNESS WILL BE REDUCED WHENEVER A RIDER BENEFIT IS PAID. GUARANTEED MINIMUM CASH VALUES, IF ANY, WILL ALSO BE REDUCED WHENEVER A RIDER BENEFIT IS PAID.

RENEWABILITY - This Rider is guaranteed renewable for life, subject to the Policy provisions. This means that this Rider will not lapse unless the Policy to which it is attached becomes over-loaned. A policy becomes over-loaned when its Indebtedness exceeds the Policy Value less any applicable surrender charges.

This Rider provides that You may elect to receive a monthly payment, as an acceleration of a specified portion of the Policy’s Death Benefit when the Insured becomes eligible for benefits by being certified as a Chronically Ill Individual and Confined to a Nursing Facility or Assisted Living Facility or receiving Home Health Care or Adult Day Care, subject to terms and conditions defined in this Rider. This Rider is attached to and made part of Your Policy as of the Rider Effective Date. This Rider is subject to all of the Policy's provisions that do not conflict with the Rider's provisions. In case of conflict between the Policy and this Rider, the Rider provisions will control.

NOTICE OF 30-DAY RIGHT TO EXAMINE AND RETURN THIS RIDER - If, for any reason, You decide not to keep this Rider, You may cancel it by returning it to us within thirty (30) days after You receive it. You may return it either to our home office or to the agent who sold it to You. We will treat the Rider as though it had never been issued and we will immediately refund to You any premium paid for it.

CAUTION - The issuance of this long-term care insurance contract is based upon the Insured’s responses to the questions on the application. A copy of the application is enclosed. If the answers are incorrect or untrue, we have the right to deny benefits or rescind this Rider. The best time to clear up any questions is now, before a claim arises. If, for any reason, any of the answers are incorrect, contact us at the address shown above.

NOTICE TO BUYER - The Rider may not cover all of the costs associated with long term care incurred by the Insured during the period of coverage. We advise You to review carefully all limitations of this Rider as well as those of the Policy to which it is attached.

NOTICE TO PERSONS ELIGIBLE FOR MEDICARE - This is not a Medicare Supplement Policy. If the Insured is eligible for Medicare, review the Medicare Supplement Buyer’s Guide available from the Company.

Receipt of the Benefit Amount may affect the Insured’s eligibility for Medicaid or other government benefits and entitlements. You should consult an appropriate advisor if You have questions on whether Your government benefits or entitlements may be affected.

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DEFINITIONS

In addition to the definitions contained in the Policy, the following definitions apply to this Rider.

ACTIVITIES OF DAILY LIVING - Means at least Bathing, Continence, Dressing, Eating, Toileting, and Transferring.

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1.	Bathing means washing oneself by sponge bath or in either a tub or shower, including the task of getting into and out of the tub or shower.

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2.

Continence means the ability to maintain control of bowel and bladder function or, when unable to maintain control of bowel or bladder function, the ability to perform associated personal hygiene (including caring for catheter or colostomy bag).

3.	Dressing means putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.
4.	Eating means feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

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5.	Toileting means getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

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6.	Transferring means moving into or out of a bed, chair or wheelchair.

ADULT DAY CARE - A program, for six (6) or more individuals, of social and health-related services provided during the day in a community group setting for the purpose of supporting frail, impaired, elderly or other disabled adults who can benefit from care in a group setting outside the Home.

ASSISTED LIVING FACILITY - A facility which is licensed, certified, or registered by the appropriate authority in the state in which it is located and which charges a fee to provide inpatient care for persons who are not in need of the level of care provided in a Hospital or Nursing Home but who are in need of assistance with Activities of Daily Living or have Severe Cognitive Impairment. Such facility:

1.	Provides maintenance or personal care services by on-site facility staff and 3 meals a day, including special diets; and
2.	Has procedures in place establishing appropriate protocol for medication management and the handling and administration of drugs and biologicals; and

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3.

Provides an emergency call system and on-site facility staff able to respond to and meet both scheduled and unpredictable needs of residents on a 24-hour-a-day basis, including supervision of safety and security, and who are aware of the whereabouts of the residents at all times; and

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4.	Has a central dining room, living room or parlor, and common activity areas; and
5.	Has a Registered Professional Nurse on-site or on contract to provide nursing services specified in the Plan of Care.

Regardless of name, any properly licensed, certified, or registered facility providing the services shown above will qualify as an Assisted Living Facility. As an example, this could include adult foster care facilities, congregate care facilities, basic care facilities, residential care facilities, family and group assisted living facilities, personal care boarding homes, domiciliary care homes, personal care homes, and hospice care facilities.

An Assisted Living Facility is not a nursing home, Hospital, or rehabilitation Hospital, although it may be a separate or distinct wing or section of such an institution, if such wing or section, including an Insured Person’s assigned bed, is appropriately licensed, certified, or registered to provide the level of care defined above. An Assisted Living Facility is also not an independent living apartment. Determination of whether an Insured who is Confined to an Assisted Living Facility is eligible for benefits is based on whether the facility meets the requirements set forth above.

CHRONICALLY ILL INDIVIDUAL - Any individual who has been certified by a Licensed Health Care Practitioner as:

(a)

Being Unable to Perform, without Substantial Human Assistance, at least two Activities of Daily Living for a period of at least 90 days due to a loss of functional capacity during the Insured’s lifetime; or

(b)	Requiring Substantial Supervision to protect the individual from threats to health and safety due to Severe Cognitive Impairment.

CONFINED OR CONFINEMENT - Means assigned to a bed and physically within a licensed Nursing Facility or Assisted Living Facility.

ELIMINATION PERIOD - Means the 90 days during which the Insured must meet conditions 1 and 2 under the Eligibility for the Payment of Benefits provision. These 90 days may be nonconsecutive as long as there is no gap of 180 days in the Insured’s eligibility for benefits. The Elimination Period is required to be satisfied only once during the Insured’s lifetime. During an Elimination Period, no benefits are payable under this Rider.

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HANDS-ON ASSISTANCE - Means physical assistance (minimal, moderate, or maximal) without which the individual would be Unable to Perform an Activity or Activities of Daily Living.

HOME - Means any place where the Insured resides other than a Nursing Facility, Assisted Living Facility, Alzheimer’s facility, Hospital, hospice facility, congregate care, or any other similar residential care facility.

HOME HEALTH CARE - Means a program of professional, para-professional or skilled care provided by or through a Home Health Care Agency in the Insured’s Home. It includes the following types of care: nursing services; physical therapy; occupational therapy; speech therapy; respiratory therapy; audiology services; and medical social services by a Licensed Social Worker or social work assistant.

HOME HEALTH CARE AGENCY - Means an agency or organization that provides care and services in the Insured’s Home and meets all of the following criteria:

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1.

It is licensed, certified, and/or accredited as a home health care agency or similar type of agency, if such licensure, certification, and or accreditation is required by the state in which it operates; and

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2.	It provides Home Health Care Services; and
3.	It is, where required by its licensure, certification and/or accreditation, supervised by a Registered Professional Nurse or a Licensed Social Worker; and
4.	It has employees who have appropriately specialized training; and

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5.	It keeps Plan of Care records, including Physician’s orders where appropriate, on all patients; and

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6.	It keeps clinical records on all patients.

HOME HEALTH CARE SERVICES - Means medical and non-medical services provided to ill, disabled or infirm persons in their residences. Such services may include homemaker services, assistance with Activities of Daily Living and respite care services.

HOSPITAL - Means an institution which:

1.	Is licensed as a Hospital and is operating within the scope of its license; and
2.	Is accredited as a Hospital by the Joint Commission on Accreditation of Health Care Organizations, or by the American Osteopathic Association; and

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3.

Is primarily and continuously engaged in providing or operating medical, diagnostic and major surgical facilities which are located either on the Hospital’s premises or in facilities controlled by such Hospital; and

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4.	Is under the supervision of a duly licensed Physician; and
5.	Provides medical care and treatment of sick or injured persons on an inpatient basis for which a fee is charged; and
6.	Provides 24-hour nursing service by or under the supervision of a Registered Professional Nurse.

Hospital does not mean a place or any part of a place, even if it is called a Hospital, that is operated mainly for: rest; convalescence; care of the aged; custodial care; treatment and care of mental disorders, or tuberculosis, or alcoholism, or drug addiction; rehabilitation; or occupational therapy.

IMMEDIATE FAMILY - Means a spouse or natural, adoptive, or step child, brother, sister, parent, grandparent, or grandchild of the Insured or Owner.

INSURED - Means the person who is the Insured under the Policy to which this Rider is attached.

LICENSED HEALTH CARE PRACTITIONER - Means a Physician, a Registered Professional Nurse, Licensed Social Worker, or other individual who meets such requirements as may be prescribed by the Secretary of Health and Human Services.

LICENSED SOCIAL WORKER - Means a health care professional who is engaged in social services, who is licensed by the state in which he or she practices and who is practicing within the scope of that license. It does not include a member of Your or the Insured’s Immediate Family, or anyone who normally resides in Your or the Insured’s Home or residence.

MAXIMUM RIDER BENEFIT - The Maximum Rider Benefit is the maximum total amount of monthly Rider Benefits that we may pay while this Rider is In Force. The Maximum Rider Benefit is not impacted by any premium additions that may be made to the Policy at a future date. The Maximum Rider Benefit will be equal to the base Policy’s Specified Amount as of the Policy Date, but will be reduced if any Partial Surrenders are taken from the Policy to which this Rider is attached.

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MEDICARE - Means the federal health insurance program for: people 65 years of age or older, certain younger people with disabilities, and people with End-Stage Renal Disease (permanent kidney failure with dialysis or a transplant); as established under The Health Insurance for the Aged Act, Title XVIII of the Social Security Amendments of 1965 as then constituted or later amended.

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MENTAL OR NERVOUS DISORDER – Means neurosis, psychoneurosis, psychopathy, psychosis, or mental or emotional disease or disorder.

MONTHLY BENEFIT FOR NURSING FACILITY OR ASSISTED LIVING FACILITY CONFINEMENT - Means the amount we will pay in any one Policy Month while the Insured is Confined in a Nursing Facility or Assisted Living Facility. The Monthly Benefit for Nursing Facility or Assisted Living Facility is shown on the Policy Specifications Page.

MONTHLY BENEFIT FOR HOME HEALTH CARE OR ADULT DAY CARE - Means the amount we will pay in any one Policy Month for any combination of Home Health Care and/or Adult Day Care received by the Insured. The Monthly Benefit for Home Health Care or Adult Day Care is shown on the Policy Specifications Page.

NURSING FACILITY - Means a health facility or a distinct part of a Hospital or other institution that meets all of the following standards:

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1.	It operates under a license issued by the appropriate licensing agency to provide nursing care and related services; and

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2.	It provides, in addition to room and board, 24 hour a day nursing care and related services on a continuing inpatient basis, to 6 or more individuals; and
3.	It provides on a formal prearranged basis, a Registered Professional Nurse on duty or on call at all times; and

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4.	It provides, on a formal prearranged basis, that a duly licensed Physician will be available in case of emergency; and

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5.	It has a planned program of policies and procedures developed with the advice of, and periodically reviewed by, at least one Physician; and
6.	It maintains a clinical record of each patient.

Nursing Facility does not mean a Hospital. Nor does it mean a facility or part of a facility that is operated mainly for the treatment and care of mental, nervous, psychotic or psychoneurotic deficiencies or disorders; or tuberculosis; or drug addiction; or rehabilitation, or occupational therapy.

PHYSICIAN - Means an individual licensed to practice medicine and treat injury or illness in the state in which treatment is received and who is acting within the scope of that license. A Physician must be someone other than:

1.	the Insured; or

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2.	the Owner; or

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3.	a person who lives with the Insured or Owner; or
4.	a person who is part of the Insured's or Owner's Immediate Family; or
5.	a person who has an ownership interest in a facility in which the Insured is Confined.

PLAN OF CARE - Means a written individualized plan of services developed by a Licensed Health Care Practitioner.

POLICY MONTH - Means the period of time commencing on a Monthly Date and ending on the next Monthly Date.

REGISTERED PROFESSIONAL NURSE - Means a health care professional who is licensed or registered as a registered professional graduate nurse by the state in which he or she practices and who is practicing within the scope of that license. It does not include a member of Your or the Insured’s Immediate Family, or anyone who normally resides in Your or the Insured’s Home or residence.

REMAINING MAXIMUM RIDER BENEFIT - Means the Maximum Rider Benefit, less the sum of all Rider Benefits that have been paid, including amounts used to reduce loan balances. When the Remaining Maximum Rider Benefit reaches zero, the Rider and Rider Benefits will terminate.

SEVERE COGNITIVE IMPAIRMENT - Means a deficiency in a person’s short- or long-term memory; orientation as to person, place and time; deductive or abstract reasoning; or judgment as it relates to safety awareness. Severe Cognitive Impairment is established by clinical evidence and standardized tests that reliably measure the loss. Severe Cognitive Impairment resulting from Alzheimer’s disease and similar forms of senility, senile dementia and irreversible dementia is covered under this Rider.

SUBSTANTIAL HUMAN ASSISTANCE - Means actual Hands-on Assistance by another individual.

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SUBSTANTIAL SUPERVISION - Means continuous, arms-length supervision including, but not limited to, verbal cueing by another individual to protect the individual from harming oneself or others, or from threats to health and safety.

UNABLE TO PERFORM AN ACTIVITY OF DAILY LIVING - Means that the Insured cannot perform the Activity of Daily Living without Substantial Human Assistance even if the Insured uses some equipment.

YOU, YOUR, YOURS - Means the Owner of the Policy to which this Rider is attached.

BENEFITS

ELIGIBILITY FOR THE PAYMENT OF BENEFITS - To be eligible for benefit payments for an Insured under this Rider, the following conditions must be met:

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1.	Such Insured must be Chronically Ill, as determined, and certified at least once every 12 months, by a Licensed Health Care Practitioner; and

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2.	While this Rider and the Policy to which it is attached is in force, the Insured:

(a) Is Confined in a Nursing Facility or Assisted Living Facility; or

(b) Receives Home Health Care Services provided by a Home Health Care Agency; or

(c) Receives Adult Day Care provided in an Adult Day Care Center; and

3.	The care provided must be provided as part of a Plan of Care approved, and reconfirmed in writing at least once every 90 days, by a Licensed Health Care Practitioner; and

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4.	The Insured has satisfied the Elimination Period.

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RIDER BENEFITS - For each Policy Month during which the Insured meets the requirements described in the Eligibility for the Payment of Benefits provision of this Rider, we will pay You:

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1.	Your Monthly Benefit for Nursing Facility or Assisted Living Facility Confinement; or

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2.	Your Monthly Benefit for Home Health Care or Adult Day Care; or
3.	A pro-rata percentage of each type of Rider Benefit if a combination of Confinement and receipt of Home Health Care or Adult Day Care is utilized in the same Policy Month; or

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4.	The lesser of the Remaining Maximum Rider Benefit or the current Death Benefit.

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If You elect to accelerate the Death Benefit, then we will make payment when all of the terms and conditions of payment have been met, subject to the conditions and limitations contained in this Rider. A portion of each Rider Benefit amount paid will be used to repay a portion of any Indebtedness under the Policy and will reduce the net payment made to You for that Policy Month.

If the Insured is Confined in a Nursing Facility or Assisted Living Facility and receives Home Health Care or Adult Day Care in the same Policy Month, the Monthly Benefit will be a pro-rata amount based on the percentage of the number of days of Confinement and/or Home Health Care or Adult Day Care received for each type of care during that Policy Month.

We will not pay Rider benefits for both Confinement and Home Health Care or Adult Day Care that are received during the same day. In such instance, we will treat the Insured as being Confined for that particular day.

RISKS NOT COVERED - We will not pay the Rider Benefit if the Insured’s inability to perform Activities of Daily Living or Severe Cognitive Impairment is caused by or contributed to, or results directly or indirectly, wholly or in part from:

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1.	Suicide or intentionally self-inflicted injury, while sane or insane.

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2.	Mental or nervous disorders; however, this shall not permit exclusion or limitation of benefits on the basis of Alzheimer’s Disease.
3.	Being engaged in, or aiding and abetting, or attempting to engage in an illegal activity, act or occupation.

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4.	The voluntary use of any drug or alcohol, whether legal or illegal, unless administered in accordance with a Physician’s advice or written instruction.

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5.	Poison, gas, or fumes voluntarily taken, administered, absorbed or inhaled, unless administered in accordance with a Physician’s advice or written instruction.
6.

An accident that occurs while the Insured was driving a motor vehicle while he or she had alcohol or any intoxicant, narcotic, sedative or other drug physically present in his or her body, unless administered in accordance with a Physician’s advice and written instruction.

7.

Travel in or descent from any vehicle or device for aerial navigation, except as a fare paying passenger in an aircraft operated by a commercial airline (other than a charter airline) on a regularly scheduled passenger trip.

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8.	Service in the military or any auxiliary unit attached thereto.

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9.	Participation in any of the following activities: motor vehicle or boat racing, hang gliding, sky diving, mountain or rock climbing or any related activities.

We will not pay the Rider Benefits for services:

1.	Received outside the United States and its territories.

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2.	Available or paid under another long-term care insurance or health insurance policy.

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3.	Provided by a member of the Insured’s Immediate Family, unless:

(a) he or she is a regular employee of an organization which is providing the treatment, service or care,

(b) the organization received the payment for the treatment, service or care, and

(c) he or she receives no compensation other than the normal compensation for employees in his or her job category.

4.

For which benefits are available under a state or federal workers’ compensation, employer’s liability or occupational disease law or any motor vehicle no fault law, Medicare (or would be payable except for application of a deductible or coinsurance amount), or any other governmental program (except Medicaid).

5.	For which no charge would be made in the absence of insurance.

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6.	That are not included in the Insured’s Plan of Care.

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EFFECT OF RIDER BENEFITS ON POLICY - Each Rider Benefit we pay will reduce the Policy’s Death Benefit, Specified Amount, Policy Value, Guaranteed Minimum Death Benefit, Surrender Charge, and any Indebtedness. Each Rider Benefit we pay will also reduce the Guaranteed Minimum Cash Value, if any.

The Policy’s Death Benefit will be reduced by the amount of the Rider Benefit paid, whether such amount is paid to You or used to repay a portion of the Indebtedness under the Policy.

The Specified Amount will be reduced proportionally to the reduction in the Policy’s Death Benefit. The Specified Amount will be reduced by the Rider Benefit paid multiplied by ratio of the Specified Amount to the Policy’s Death Benefit (before the current Policy Month’s Rider Benefit is paid).

The Policy Value will be reduced proportionally to the reduction in the Policy’s Death Benefit. The Policy Value will be reduced by the Rider Benefit paid multiplied by the ratio of the Policy Value to the Policy’s Death Benefit (before the current Policy Month’s Rider Benefit is paid).

The Guaranteed Minimum Death Benefit will be reduced proportionally to the reduction in the Policy’s Death Benefit. The Guaranteed Minimum Death Benefit will be reduced by the Rider Benefit paid multiplied by the ratio of the Guranteed Minimum Death Benefit to the Policy’s Death Benefit (before the current Policy Month’s Rider Benefit is paid).

The Surrender Charge will be reduced proportionally to the reduction in the Policy’s Death Benefit. The Surrender Charge will be reduced by the Rider Benefit paid multiplied by the ratio of the Surrender Charge to the Policy’s Death Benefit (before the current Policy Month’s Rider Benefit is paid).

The Guaranteed Minimum Cash Value, if any, will be reduced proportionally to the reduction in the Policy’s Death Benefit. The current Guaranteed Minimum Cash Value will be reduced by the Rider Benefit paid multiplied by the ratio of the current Guaranteed Minimum Cash Value to the Policy’s Death Benefit (before the current Policy Month’s Rider Benefit is paid).

If the Policy has any Indebtedness, a portion of each Rider Benefit amount paid will be used to repay a portion of the Indebtedness under the Policy and will reduce the payment made to You for that Policy Month. The portion of the Rider Benefit used to repay the Indebtedness equals the Rider Benefit multiplied by the ratio of the respective current Indebtedness to the current Policy Death Benefit (before the current Policy Month’s Rider Benefit is paid).

Once benefit payments begin, we will provide You with a monthly report that shows the effect each Rider Benefit payment has on the Policy.

PARTIAL SURRENDERS AND TERMINAL ILLNESS ACCELERATED DEATH BENEFIT - Any Partial Surrenders or acceleration of the Policy’s Death Benefit under any other rider’s benefit, including acceleration for Terminal Illness, will reduce the Policy’s Death Benefit and the Maximum Rider Benefit. Partial Surrenders will reduce the Maximum Rider Benefit by the amount surrendered times the ratio of the Maximum Rider Benefit to the Policy Value prior to the Partial Surrender). Partial Surrenders may therefore reduce the Maximum Rider Benefit more than the amount of the Partial Surrender requested.

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DEATH BENEFIT - If the Insured dies while the Policy is in force and while benefits under this Rider are being paid, the remaining Policy Death Benefit, less any Indebtedness, will be paid to the Beneficiary in accordance with the Policy and no further payments under this Rider will be made to You.

CLAIMS

NOTICE OF CLAIM - Written notice of claim must be given to us within twenty (20) days after the occurrence or commencement of any loss covered by this Rider, or as soon thereafter as is reasonably possible. Notice given by or on behalf of You or the Insured to us at our home office, or to any authorized agent of ours, with information sufficient to identify the Insured, shall be deemed notice to us.

CLAIMS FORMS - Upon receipt of a notice of claim, we will furnish to the claimant forms for filing proof of loss. If forms are not furnished by us within fifteen (15) days after notice of claim is given to us, the claimant shall be deemed to have complied with the requirements of this Rider as to proof of loss upon submitting, within the time fixed in the Rider for filing proofs of loss, written proof covering the occurrence, the character and the extent of the loss for which claim is made.

PROOFS OF LOSS - Written proof of loss (which means billing statements, invoices, payment receipts, Physician certification, Plan of Care records, attending Physician reports, medical records, and similar written documentation) must be furnished to us at our home office within ninety (90) days after the end of each month for which We are liable. Failure to furnish proof within the time required shall not invalidate nor reduce any claim if it was not reasonably possible for You to give proof within that time, provided such proof is furnished as soon as reasonably possible and in no event, except in the absence of legal capacity, later than one year from the time proof is otherwise required.

TIME OF PAYMENT OF CLAIMS - Benefits payable under this Rider will be paid promptly upon receipt of due written proof of loss. Subject to due written proof of loss, any balance remaining unpaid upon the termination of liability will be paid promptly upon receipt of due written proof.

PAYMENT OF CLAIMS - Benefits for loss of life payable under the Policy will be paid in accordance with the Beneficiary designation and the provisions respecting such payment which may be prescribed in the Policy and effective at the time of payment. All benefits under this Rider will be payable to You, the Owner.

PHYSICAL EXAMINATION - At our expense, we shall have the right and opportunity to have a Licensed Health Care Practitioner of our choosing examine the person of the Insured when and as often as we may reasonably require during the pendency of a claim hereunder. In addition, once every 12 months while benefits are being paid for an Insured under this Rider, we will require a written recertification from a Licensed Health Care Practitioner that the Insured remains Chronically Ill.

LEGAL ACTIONS - No action at law or in equity shall be brought to recover on this Policy prior to the expiration of sixty (60) days after written proof of loss has been furnished in accordance with the requirements of this Rider. No action shall be brought after the expiration of three (3) years after the time written proof of loss is required to be furnished.

APPEAL PROCEDURE - If You believe that our claim decision is in error, we will reconsider Your claim if You submit a request explaining why You believe we should change our decision. Your request must be submitted within 60 days, or as soon thereafter as is reasonably possible, of Your receipt of the notification from us. You may authorize someone else to act for You in this process.

Your request should include:

1.	Your name, policy number and claim number;
2.	The reason why You disagree with our claim decision; and

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3.

The names, addresses and phone numbers of the persons or organizations whom You believe we should contact to learn more about the Insured’s health and the services the Insured received or believed that he or she should have received.

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We will notify You of our decision within 60 days of our receipt of Your appeal. If special circumstances require more than 60 days to complete our review, we will notify You of the reasons for the delay. In any event, the delay will be no more than an additional 60 days. However, our final decision does not prevent You from taking further legal action.

Your right to appeal a claim is limited to the time period during which You may bring a legal action under this Rider. See the Legal Actions provision which immediately precedes this provision.

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RIDER GENERAL PROVISIONS

ANNUAL STATEMENT - The Annual Statement for this Policy will reflect payment of any Rider Benefits paid during the prior year, as well as resulting reductions in Policy Value, Policy Death Benefit, and other benefits and values.

ASSIGNMENT - Rider Benefits can not be assigned.

CONSENT FOR BENEFIT PAYMENT - We must obtain the consent of any irrevocable Beneficiary and any assignee of record before any Rider Benefit is paid. An assignee's consent is required only to the extent that Rider Benefits paid would reduce this Policy's values and benefits below the amounts assigned.

INCONTESTABILITY - During the lifetime of the Insured, and during the first six Policy Months from the Rider Effective Date, we may contest this Rider, the Policy, or any claim upon a showing of misrepresentation that is material to the acceptance for coverage. Once the Rider has been In Force for six Policy Months but less than two Policy Years, we may contest this Rider or any claim upon a showing of misrepresentation that is both material to the acceptance for coverage and which pertains to the condition for which benefits are sought. We cannot contest this Rider or any claim, except for fraud, after the Rider has been In Force during the lifetime of the Insured for two years after the Rider Effective Date. Notwithstanding the foregoing, the time periods addressed above shall, as far as this Rider is concerned, be measured from the date of issue of this Rider and shall be extended for any period for which a claim is submitted under this Rider if such period commences during the first two years following the date of issue of this Rider.

REINSTATEMENT - If the Policy is Reinstated, this Rider can be Reinstated along with the Policy upon approval of evidence of insurability that is acceptable to us.

RIDER PREMIUM - The premium for this Rider is shown on the Policy Specifications Page. The Rider Premium is collected prior to the Rider Effective Date and it is not included in any Policy premium calculations. Return of Premium is not available for this Rider, except during the 30-Day Right To Examine And Return This Rider period on page 1. The Rider Premium does not have any impact on the calculation of the Policy Value or the Cash Surrender Value.

RIDER EFFECTIVE DATE - Rider months, years and anniversaries are measured from the Rider Effective Date. The Rider Effective Date is shown on the Policy Specifications Page. The Rider Effective Date is the Policy Date unless otherwise noted.

TERMINATION - The Rider will terminate on the earliest of the date or events:

1.	the Policy terminates; or
2.	the Maximum Rider Benefit has been paid; or

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3.	we receive Your written request to terminate this Rider; or
4.	the Policy Death Benefit reaches zero.

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Signed for us at our home office.

Craig D. Vermie      Larry N. Norman

SECRETARY          PRESIDENT

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